Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Jonathan Rubin an individual (“Employee”), and, Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as “Employer”).

WHEREAS, Employer desires to obtain the services of Employee and Employee desires to continue to render services to Employer; and

WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement and Amendment No. 1 to this Agreement executed simultaneously herewith (hereinafter “Amendment No. 1”), the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                      Employment.  Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of one year commencing on September 8, 2008 and, unless terminated earlier in accordance with the terms of this Agreement, ending on September 7, 2009.  Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein.  If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least one hundred eighty (180) days prior to the next renewal date. Non-renewal of the Agreement by either party will in all cases result in termination of employment at the non-renewal date.  Employer’s notice of intent not to renew the Agreement shall be deemed to be a termination without cause and the provisions of Section 6(c) shall apply.

2.                                      Position and Duties of Employee.  Employee will serve as Chief Financial Officer of Employer. Employee agrees to serve in such position, or in such other positions as Employer determines from time to time, and to perform the duties that Employer may assign from time to time to Employee, at the same or greater base salary level and a similar location, until the expiration of the term or such time as Employee’s employment with Employer is terminated pursuant to this Agreement.

3.                                      Time Devoted.  Employee will devote his or her full business time and energy to the business affairs and interests of Employer, and will use his or her best efforts and abilities to promote Employer’s interests.  Employee agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his or her position and in accordance with the policies established by the Employer.  Excluding charitable and civic organizations, Employee shall not serve on any outside boards of directors of any organizations without the prior approval of the Chief Executive Officer, except that he may continue to serve on the board of the American School for the Deaf.

4.                                      Compensation.

(a)                                  Base Salary.  Employer will pay Employee an annual base salary in the amount of $400,000.00 which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee.  Such salary will be subject to review and adjustment by Employer not less than annually.

(b)                                 Annual Bonus.  Employee’s annual target bonus opportunity will be 60% of Base Salary (“Target Bonus”) under the Company’s Short-Term Incentive Plan (or successor annual incentive plan applicable to similarly situated executive officers).   The actual payout to will be based on Company and individual performance during the measurement period.  Any such bonus payable to Employee shall be paid to Employee during the period January 1 to March 15 of each year in respect of service in the preceding year provided that Employee is still employed by Employer at the time the bonus is paid. Subject to the conditions for payment of bonus stated above in this paragraph, for the year 2008 Employee’s Target Bonus shall be 20% of Base Salary (“2008 Target”).

(c)                                  Sign on Equity Grant.  Employee will receive a grant of options to purchase that number of shares equal to $1,000,000.00 divided by the Black Sholes value of an option to purchase a share of stock of Employer as determined by Employer on the first business day of the month following the month of commencement of his employment under this Agreement (the “Grant Date”) at an exercise price equal to the closing price of the Common Stock of Employer on NASDAQ on the Grant Date.  Such options shall be granted on terms provided to other employees of Employer under the Employer’s 2008 Management Incentive Plan on the Grant Date and shall vest ratably in annual installments over a period of three years from the Grant Date.

(d)                                 Benefits.  Employee will be eligible to participate in Employer’s Benefit Plans commensurate with his or her position on a basis at least as favorable as other similarly situated senior level executives of Employer.  Employee will receive separate information detailing the terms of such Benefit Plans and the terms of those plans will control.  Employee also will be eligible to participate in any annual incentive plan and stock option plan applicable to Employee by their terms respectively on terms at least as favorable as other similarly situated senior level executives of Employer.  Annual incentive payments, if any, will be determined and paid (unless validly deferred if then permitted by the Company) between January 1 and March 15 of the year following the performance year.  During the term of this Agreement, Employee will be entitled to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his or her level.

5.                                      Expenses.  During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally, subject to Section 10(a)(iii).

6.                                      Termination.

(a)                                  Termination Due to Resignation.  Employee may resign his or her employment at any time by giving 180 days written notice of resignation to Employer.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee’s termination.

If Employee resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the effective date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan deferred compensation or other benefit plan.

(b)                                 Termination with Cause.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will be terminated for cause at the discretion of Employer under the following circumstances:

(i)                                    Employee’s commission of an act of fraud or dishonesty involving his or her duties on behalf of Employer;

(ii)                                 Employee’s failure or refusal to faithfully and diligently perform duties assigned to Employee or other breach of any material term under this Agreement;

(iii)                              Employee’s failure or refusal to abide by Employer’s policies, rules, procedures or directives; or

(iv)                              Employee’s conviction of a felony or a misdemeanor involving moral turpitude.

If Employee is terminated pursuant to this Section 6(b), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan deferred compensation or other benefit plan.

For the events described in Sections 6(b)(ii) and (iii), Employer will give Employee written notice of such deficiency and a reasonable opportunity to cure such situation, but in no event more than thirty days.

(c)                                  Termination Without Cause.  Employer may terminate this Agreement  for any reason without cause at any time.  “Without cause” termination shall also include, but not be limited to (i) Employer’s notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof; (ii) Employer’s notice to Employee that his or her position will be relocated to an office which is greater than 50 miles from Employee’s prior office location; or (iii) Employer’s material reduction of Employee’s base salary  to an amount less than the base salary identified in Section 4(a) of this Agreement (a reduction with an annualized value of $10,000 or more, taking into account any related effect of the reduction on annual incentive, shall be deemed material); provided, however, that in the case of  the reasons stated in (i), (ii) and (iii) above,  Employee must have given notice to Employer that an event under clause (i), (ii) or (iii) has occurred, that the Employee objects to such action by the Employer  and the circumstance must remain uncorrected by Employer after the expiration of 30 days after receipt of such notice.  If Employer terminates this Agreement without cause, Employer shall continue to pay, subject to Section 10, Employee the compensation provided for in Section 4(a) of this Agreement for a period of time equal to one year.  Such pay continuation is contingent upon Employee executing Employer’s standard severance agreement, which incorporates a general release, at the time of termination.  In addition, Employee will receive (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan Health Services. Inc.  deferred compensation or other benefit plan, including but not limited to, any stock option or restricted stock grant plans, in accordance with the terms of those plans. If Employee participates in any bonus plan(s), including but not limited to, any long term bonus plan(s), Employer may in its sole discretion pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months. In determining whether a pro-rata bonus shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of base salary), (ii) the Company’s financial performance and (iii) the Employee’s achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee’s bonus amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be at the Employer’s sole discretion and shall be contingent upon the Company satisfying the financial targets established by the Company’s Board of Directors. Payment of bonus, if any, shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b). COBRA coverage may be elected to continue health, dental, and vision insurance during the Severance Period and beyond. If COBRA coverage is elected, Employee will pay only the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period.  Dental and vision coverage under COBRA will be billed at the full COBRA rate.

(d)                                 Automatic Termination.  This Agreement will terminate automatically upon the death or permanent disability of Employee.  Employee will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his or her position for such period.  If Employee is terminated pursuant to this Section 6(d), Employee  or his estate will receive, subject to Section 10, (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan Health Services retirement, deferred compensation or other benefit plan, including but not limited to, any stock option or restricted stock grant plans, in accordance with the terms of those plans. If Employee participates in any bonus plan(s), including but not limited to, any long term bonus plan(s), Employer may at its sole discretion pay Employee or his estate, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months.  In determining whether a pro-rata bonus shall be paid to Employee or his estate, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of base salary); (ii) the Company’s financial performance; and (iii) the Employee’s achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee’s bonus amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be at Employer’s sole discretion and shall be contingent upon the Company satisfying the financial targets established by the Company’s Board of Directors. Payment of bonus, if any, shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b).

(e)                                  Effect of Termination.  Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for (i) the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); (ii) the rights and obligations under Sections 7, 8 and 9; and (iii) all procedural and remedial provisions of this Agreement.

7.                                      Protection of Confidential Information/Non-Competition/Non-Solicitation.

Employee covenants and agrees as follows:

(a)(i)                       Confidential Information:  During Employer’s employment of Employee and for a period of one year following the termination of Employee’s employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Employee’s employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his or her knowledge during his or her employment by Employer (the “Confidential Information” as hereinafter defined).  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge.  The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(a)(ii)                    Trade Secrets.  Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries or affiliates, and/or its customers that came into his or her knowledge during his or her employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

(a)(iii)               For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.  It is understood that the term “Confidential Information” does not mean and shall not include information which:

(a)                                  is or subsequently becomes publicly available without the breach of any obligation owed to the Employer;

(b)                                 is disclosed with the prior written approval of the Employer; or

(c)                                  is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other  subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

“Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(a)(iv)                Interpretation.  The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(b)                                 Non-Competition.

(i)                                    Employee covenants and agrees that during the term of his or her employment with Employer and for a period of one year immediately following the termination of said employment for any reason, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that  are services offered by Employer or any of its subsidiaries and affiliates at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion. Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its subsidiaries and affiliates.

(ii)                                 During the one year period immediately following Employee’s termination from his or her employment with Employer, Employee may submit a written request to Employer outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a determination within ten (10) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

(c)                                  Non-Solicitation.  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its subsidiaries and affiliates, Employee agrees that, for a period of one year immediately following the termination of his or her employment with Employer, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer, if Employer, or the particular subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation.  For purposes of this Section 7(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services and with whom Employee had, alone or in conjunction with others, contact with or knowledge of, during the twelve months prior to the termination of his or her employment.  For purposes of this Section 7(c), Employee had contact with or knowledge of a customer if (i) Employee had business dealings with the customer on behalf of Employer or its subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its subsidiaries or affiliates; or (iii) Employee obtained or had access to trade secrets or confidential information about the customer as a result of Employee’s association with Employer or its subsidiaries or affiliates.

(d)                                 Solicitation or Hiring of Employees.  During Employer’s employment of Employee and for a period of one year following the termination of Employee’s employment with Employer for any reason, Employee will not, on his own behalf or on behalf of any other person or entity, solicit for employment or hire , directly or indirectly, any employee of Employer or any of its subsidiaries or affiliates who was employed with Employer or its subsidiaries or affiliates within the one year period immediately prior to Employee’s termination.

8.                                      Work Made for Hire.  Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Employee within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer.  In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

9.                                      Property of Employer.  Employee agrees that, upon the termination of Employee’s employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

10.                               Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”).  Certain provisions of this Section 10 modify other provisions of this Agreement.  If the terms of this Section 10 conflict with other terms of the Agreement, the terms of this Section 10 control.

(a)                                  Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)                    Accrued Payments at Termination.  Sections 6(a) – (d) of this Agreement require payment of amounts earned but unpaid or accrued at the date of Employee’s termination.  Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements but in no event more than 30 days after Employee’s termination of employment (subject to 10(d)).

(ii)                 Gross-Up.  Gross-up payments, if any,  payable under Amendment No. 1 to this Agreement will be paid as promptly as practicable after the excise tax is payable by Employee, and in any event must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee remits the excise tax or related taxes to the taxing authorities; provided, however, that any gross-up payment will be subject to Section 10(d) if applicable under Section 409A.

(iii)             Expense Reimbursements.  Any payment under Section 5 or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense.

(iv)            Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 10(b), (c) and (d) below.

(v)                No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Employee shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Employee.

(b)                               Special Rules for Severance Payments.  In the case of payments in the nature of continuation of payments under Section 4(a) required under Section 6(c) (“Pre-CIC Severance Payments”) and severance payable under Section I.1(iii) of Amendment No. 1 to this Agreement (the “CIC Severance Payments” and, with the “Pre-CIC Severance Payment, the “Severance Payments”), the following rules will apply:

(i)                   Separate Payments.  Each monthly installment of the Pre-CIC Severance Payments shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A.  .  The portion of the CIC Severance Payments that exceeds the Pre-CIC Severance Payments (or the present value thereof, if such present valuing is required to comply with Section 409A), including the part attributable to inclusion of Target Bonus in the calculation of CIC Severance Payments as compared to Pre-CIC Severance Payments, shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A (the “Separate Lump Sum”).

(ii)                Severance Payment Timing Rules.  Each installment of Pre-CIC Severance Payments shall be treated as follows for purposes of Section 409A:

(A)      Installments payable during the year of termination and by March 15 of the year following termination shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(B)  Installments payable during the period within six months after termination, to the extent not covered by Section 10(b)(ii)(A), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(C)  To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B), installments payable as Pre-CIC

Severance Payments shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied in the reverse order of payment of the installments – that is, to the latest installments first); and

(D)  All installments of the Pre-CIC Severance Payment not covered by Section 10(b)(ii)(A), (B) and (C) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 10(d).

The portions of the CIC Severance Payments that correspond to the Pre-CIC Severance Payments (that is, deemed to be the same payment for purposes of Section 409A) shall be governed by Section 10(b)(ii)(A) – (D) above, provided that amounts of the CIC Severance Payments corresponding to Pre-CIC Severance Payments covered by Section 10(b)(ii)(A), (b), and (C) above shall be payable as a lump sum within five days after termination of employment.   The Separate Lump Sum shall be treated as follows for purposes of Section 409A:

(E)  The Separate Lump Sum shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(F)  To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B) and (C), the Separate Lump Sum, to the extent not covered by Section 10(b)(ii)(E), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion; and

(G)  Any portion of the Separate Lump Sum not covered by Section 10(b)(ii)(E) and  (F) shall be paid within five days after the qualifying termination of employment in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule and other provisions of Section 10(d) and except to the extent that the Separate Lump Sum is not deemed to be a valid separate payment from amounts governed by Section 10(b)(ii)(D).

Any portions of the CIC Severance Payments corresponding to Pre-CIC Severance Payments governed by Section 10(b)(ii)(D) shall be payable in a lump sum within five days after the qualifying termination of employment if such termination has occurred within two years following a a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”), and in any other case shall be payable at the applicable time under Section 10(b)(ii)(D).

(c)                                  Special Rules for Other Payments.  With respect to amounts payable under Section I.1(ii) of Amendment No. 1 to this Agreement (incentive awards), the following rules will apply:

(i)                    Separate Payments.  The amount payable thereunder shall each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in any separately identifiable plan or arrangement for purposes of Section 409A).

(ii)                Payment Timing Rules.  A payment referenced in Section 10(c)(i) shall be payable as a lump-sum payment within five days after termination of employment if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment  not covered by Section 10(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 10(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits) and (D), the six-month delay rule in Section 10(d) does not apply to the separate payment (except as otherwise provided in Section 10(c)(iii)).  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 10(d), subject to Section 10(c)(iii).  Any delay in payment under the six-month delay rule shall not limit Employee’s rights under this Agreement to not forfeit a specified item of compensation as a result of Employee’s termination.

(iii)             Payments of 409A Deferrals For a termination Not Within Two Years After a 409A Change in Control.  If a payment referenced in Section 10(c)(ii) is a direct payment or a substitute or replacement for a right to payment (the “Original Payment Right”) that constitutes a deferral of compensation under Section 409A, and if either (A) the Change in Control does not involve a 409A Change in Control, or (B) Employee’s termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, then such payments (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to a separation from service under the terms of the Original Payment Right, subject to Section 10(d).   If in no circumstances was such payment payable upon a separation from service under the Original Payment Right, then this Section 10(c)(iii) shall not apply.

(d)                                 Six-Month Delay Rule.

(i)                    General Rule.  The six-month delay rule will apply to certain payments and benefits under the Agreement if all of the following conditions are met:

(A)     Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)        The Company’s stock is publicly traded on an established securities market or otherwise.

(C)        The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after Employee’s termination.

(ii)                Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Employee’s separation from service.

(A)     Any delayed payment or benefit shall be paid on the date six months after Employee’s separation from service.

(B)       During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 – A-6.

(C)       Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)             Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)                   Good Reason.  The definition of “Good Reason” under Amendment No. 1 to the Agreement, and related rules governing constructive termination not for cause, is intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(ii)                Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any of

Employee’s beneficiaries.

(iii)             No Acceleration.  The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Employee incurring a tax penalty.

(iv)       Timing Relating to Release.  Other provisions of this Agreement (including this Section 10) notwithstanding, if Employee is obligated to execute a release, non-competition, or other agreement as a condition to receipt of a payment hereunder, the Company will supply to Employee a form of such release or other document not later than the date of Employee’s termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period in order for Employee to satisfy any such condition.  If any amount payable during a fixed period following Employee’s termination is subject to such a requirement and the fixed period would begin in one year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action by Employee including execution of such a release or other document and expiration of any revocation period.  In particular, the Company will be entitled in its discretion to deposit any payment hereunder in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to Employee upon deposit but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release or other document.

(v)               Definition of Termination of Employment.  For purposes of this Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h).

11.                               Remedies.  An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.  Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 9.  The provisions of Sections 4, 5, 6, 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

12.                               Arbitration.  Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Avon, Connecticut in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes.  The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney’s fees and other litigation costs.

              Employee’s Initials

13.                               Notices.  Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	Name: Jonathan Rubin
Address on file

To Employer:	Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001
Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

14.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

15.                               Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

16.                               Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

17.                               Binding Effect.  This Agreement and Amendment No. 1 hereto will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives.  This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                               Employer Policies, Regulations, and Guidelines for Employees.  Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees.  These materials are general guidelines for Employee’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19.                                 Background Check, Drug Screening, Employment Eligibility.  This Agreement  and Employee’s employment hereunder are subject to and conditioned upon: (i) satisfactory completion of a background investigation of Employee by Employer at Employer’s expense; (ii) Employee’s receipt of a drug screening test conducted in accordance with Employer’s customary practice for all new employees, with results acceptable to Employer in accordance with such practice, to be arranged by Employer and Employer at Employer’s expense; (iii) Employee shall complete an Officer’s Questionnaire containing answers satisfactory to Employer, and (iv) Employee  shall provide Employer documentation indicating his eligibility to work within the United States pursuant to The Immigration Reform and Control Act of 1986.   Notwithstanding anything herein to the contrary, the effective date of this Agreement shall be the date on which the conditions contained in this Section 19 are fulfilled.

20.                               Entire Agreement.  This Agreement and Amendment No. 1 embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement.    Employee and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the     day of  August, 2008 but shall not become effective until the conditions contained in Section 19 have been fulfilled.

MAGELLAN HEALTH SERVICES, INC.
“Employee”	“Employer”

/s/ Jonathan Rubin	By:	/s/ René Lerer
Name: René Lerer, M.D.
Jonathan Rubin	Title: President and Chief Executive Officer